Exhibit 15.2

Matter No.: 877851

Doc Ref: 2773907.1

Tel: 852 2842 9556/2842 9554

E-mail: Christopher.Bickley@conyersdill.com

Rowan.Wu@conyersdill.com

March 15, 2013

RDA Microelectronics, Inc.

6/F, Building 4, 690 Bibo Road

Pudong District, Shanghai 201203

The People’s Republic of China

Dear Sirs,

Re: RDA Microelectronics, Inc.

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of RDA Microelectronics, Inc. with the U.S. Securities and Exchange Commission, and to the reference therein to our firm under the heading “Corporate Governance” in the annual report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited